Exhibit 99.1


FOR IMMEDIATE RELEASE

For Further Information:

Howard N. Feist
Chief Financial Officer
(609) 584-3586

          CONGOLEUM CORPORATION OBTAINS APPROVAL OF INTERIM FINANCING,
                           AUTHORIZATION TO PAY TRADE

MERCERVILLE, NJ, January 9, 2004 - Congoleum Corporation (AMEX:CGM) announced today that the Bankruptcy Court has issued an interim financing order approving its Debtor-in-Possession revolving credit facility. The court also authorized Congoleum to pay its suppliers in the ordinary course of business for amounts owed on account of goods and services supplied prior to Congoleum's December 31, 2003 bankruptcy filing. Congoleum is pursuing a pre-packaged bankruptcy proceeding as a means to resolve claims asserted against it related to the use of asbestos in its products decades ago.

The Debtor-in-Possession credit facility is extended by Congress Financial and provides up to $30 million in revolving credit based upon advance formulas against inventory and receivables at a rate of three-quarters of a percent over prime. Terms of the facility are substantially similar to those of the revolving credit facility Congoleum had with Congress prior to the bankruptcy filing. A hearing on the final approval of the Debtor-in-Possession financing will be held on February 2, 2004.

Roger S. Marcus, Chairman of the Board, commented "We had our first day in court this week to seek approval for a number of motions related to operating our business. We were pleased with the outcome of the hearings, particularly with respect to honoring commitments to our suppliers. While we have a long journey ahead of us, this was a good first step on the road to getting our plan confirmed."

A copy of the interim court order approving the Debtor-in-Possession credit facility has been filed with the Securities and Exchange Commission as an exhibit to a Form 8-K. Copies of the plan of reorganization and disclosure statement have also been filed with the Securities and Exchange Commission as exhibits to a Form 8-K. They can also be obtained by visiting Congoleum's website at http://www.congoleum.com/investor_relations/investor_1.shtml.

Congoleum Corporation is a leading manufacturer of resilient flooring, serving both residential and commercial markets. Its sheet and tile products are available in a wide variety of designs and colors, and are used in remodeling, manufactured housing, new construction and commercial applications. The Congoleum brand name is recognized and trusted by consumers as representing a company that has been supplying attractive and durable flooring products for over a century.

                                   # # # # # # # # # # # #